EX-99.2
Exhibit 99.2

Offer to Purchase

GAI CORBIN MULTI-STRATEGY FUND, LLC
c/o BNY Mellon TA Alternative Investment RIC Funds
4400 Computer Drive
Westborough, MA 01581
(877) 356-9358

Offer to Purchase
Shares of Limited Liability Company Interest at Net Asset Value
Dated March 23, 2017

Letters of Transmittal Must Be
Received by BNY Mellon Alternative Investment Services
By April 19, 2017

The Offer Will Expire at
Midnight, Eastern Time, on April 19, 2017,
Unless the Offer is Extended

To the Members of GAI Corbin Multi-Strategy Fund, LLC:

GAI Corbin Multi-Strategy Fund, LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the “Fund”), is offering to purchase on the terms and conditions set forth in this offer to purchase (“Offer to Purchase”) and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the “Offer”) an amount of shares of limited liability company interest (“Shares”) or portions of Shares up to $37,342,000 (the “Offer Amount”) at a price equal to their net asset value per Share as of June 30, 2017 (or at a later date determined by the Fund if the Offer is extended) (in each case, the “Valuation Date”), less any Early Withdrawal Charge (as defined below).  (As used in this Offer, the term “Share,” or “Shares,” as the context requires, shall refer to the shares of limited liability company interest in the Fund and portions thereof that constitute the two classes of Shares offered by the Fund, designated as Class A (“Class A Shares”) and Class I (“Class I Shares”), that are tendered by Members to the Fund pursuant to the Offer to Purchase.)  The holders of the Fund’s Shares (each, a “Member”) that desire to tender Shares for purchase must do so by 12:00 midnight, Eastern Time on April 19, 2017 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Fund’s board of managers (the “Board”).  The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline for Members to tender Shares for purchase is called the “Notice Due Date” and is the date upon which the Offer expires.  This Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Shares being tendered, but is subject to certain conditions described below. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Fund’s most recent private placement memorandum, as it may be supplemented or amended from time to time (the “Memorandum”).

Members should realize that the value of the Shares tendered in this Offer will likely change between the most recent time net asset value was calculated and the Valuation Date, as of which the value of the Shares tendered to the Fund will be determined for purposes of calculating the purchase price of such Shares, and such change could be material. The Fund’s administrator calculates the net asset value monthly based on, among other things, the information received from the managers of the investment funds in which the Fund invests (“Investment Funds”). Any tendering Members that wish to obtain the estimated net asset value of their Shares on this basis should contact the Support Desk of Wells Fargo Investment Institute, Inc. (the “Investment Adviser”) at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Time).

Members desiring to tender all or any portion of their Shares in the Fund in accordance with the terms of the Offer should complete and sign the appropriate forms in accordance with the procedures in the Offer to Purchase.

IMPORTANT

NONE OF THE FUND, THE INVESTMENT ADVISER, CORBIN CAPITAL PARTNERS, L.P. OR ANY OF THE MEMBERS OF THE BOARD MAKE ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES, AND, IF SO, THE PORTION OF THEIR SHARES TO TENDER.

BECAUSE EACH MEMBER’S INVESTMENT DECISION IS A PERSONAL ONE, BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER MEMBERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Fund’s Investment Adviser.

Global Alternative Investments c/o BNY Mellon TA Alternative Investment RIC Funds 4400 Computer Drive, Westborough, MA 01581 Phone: (877) 356-9358 Email: GAITenderReq@BNYMellon.com Fax: (508) 599-6137

(ii)

TABLE OF CONTENTS

SUMMARY TERM SHEET	1

1. Background and Purpose of the Offer	2

2. Offer to Purchase and Price	2

3. Amount of Tender	3

4. Procedure for Tenders	3

5. Withdrawal Rights	4

6. Purchases and Payment	4

7. Certain Conditions of the Offer	5

8. Certain Information About the Fund	6

9. Certain Federal Income Tax Consequences	6

10. Miscellaneous	7

Financial Statements	7

(iii)

SUMMARY TERM SHEET

•
In accordance with the Fund’s Limited Liability Company Agreement and its Memorandum, the Fund’s Board has approved an offer to purchase your Shares at their net asset value on the Valuation Date, less any Early Withdrawal Charge (as defined below).  The Fund is offering to purchase up to the Offer Amount, which is $37,342,000 of the Fund’s outstanding Shares as of the Valuation Date. This Offer will remain open until 12:00 midnight, Eastern Time, on April 19, 2017 (the “Initial Notice Due Date”), subject to any extension of the Offer made in the absolute discretion of the Board. The later of the Initial Notice Due Date or the latest time and date that the Fund designates as the deadline and expiration date for the Members to tender Shares for purchase is called the “Notice Due Date,” and is the date upon which the Offer expires.  Net asset value will be calculated for this purpose as of June 30, 2017 or at a later date determined by the Fund if the Offer is extended (in each case, the “Valuation Date”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Memorandum.

•
Following this summary is a formal notice of the Offer to repurchase your Shares. The Offer remains open until the Notice Due Date. Until that time, you have the right to change your mind and withdraw any tenders of your Shares.  Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described herein.  If the Fund has not yet accepted your tender of Shares on or prior to May 17, 2017 (i.e., the date 40 business days from the commencement of the Offer), you will also have the right to withdraw the tender of your Shares after May 17, 2017. To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.  If you would like the Fund to purchase your Shares, you should: (a) mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Global Alternative Investments, c/o BNY Mellon TA Alternative Investment RIC Funds (“BNY Mellon”), at 4400 Computer Drive, Westborough, MA 01581, Attention: GAI Corbin Multi-Strategy Fund; (b) email it to BNY Mellon at GAITenderReq@BNYMellon.com, Attention: GAI Corbin Multi-Strategy Fund; or (c) fax it to BNY Mellon at (508) 599-6137, Attention: GAI Corbin Multi-Strategy Fund, so that it is received by 12:00 midnight Eastern Time on April 19, 2017.  Generally, Shares being tendered by Members pursuant to a repurchase offer will need to be tendered by Members at least sixty-five (65) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to Wells Fargo Investment Institute, Inc. (the “Investment Adviser”) at the address noted above, by certified mail, return receipt requested, at the email address above or by facsimile transmission.  BNY Mellon will mail to a Member who has tendered their Shares: (1) an initial confirmation of receipt of tender notice within five (5) business days of BNY Mellon’s actual receipt of your tender; and (2) a detailed tender acceptance confirmation with payment specific details and event date(s) regarding your tender transaction within five (5) business days after the acceptance of your tender by the Investment Adviser.

If you elected to tender, and have not received your initial receipt of tender confirmation within five (5) business days, please contact the Investment Adviser at (866) 440-7460 to obtain information about the status of your tender request.

The value of your Shares will likely change between the most recent time net asset value was calculated and the Valuation Date, when the value of your Shares will be determined for purposes of calculating your purchase price.

•
If you would like to obtain the estimated net asset value of your Shares, which the Fund’s administrator calculates monthly based on, among other things, the information received from the managers of the Investment Funds in which the Fund invests, you may contact the Support Desk of the Investment Adviser at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Time). Please note that we have the right to cancel, amend or postpone this Offer at any time prior to the earlier of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Shares have been accepted by the Fund.

•
A Member may tender all or a portion of its Shares.  Members who tender all or a portion of their Shares prior to holding such Shares for at least 180 consecutive days will be subject to an early withdrawal fee due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds (the “Early Withdrawal Charge”).

Shares tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.   Therefore, the portion of Shares repurchased will be deemed to have been taken from the earliest Shares purchased by such Member.

•
The Fund intends to make an initial payment (“Initial Payment”) for repurchased Shares as follows: (A) for Members from whom the Fund accepts for repurchase only a portion of their Shares, the Fund intends to pay 100% of the estimated unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares; and (B) for Members from whom the Fund accepts for repurchase all of their Shares, the Fund intends to pay 95% of the estimated unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares. Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Fund, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds. The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the estimated unaudited net asset value, the balance of such estimated net asset value. The Fund will pay the balance, if any, of the purchase price (the “Final Payment”) based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective. This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

1.    Background and Purpose of the Offer. The purpose of the Offer is to provide liquidity to Members who hold Shares as contemplated by and in accordance with the procedures set forth in the Memorandum. The Memorandum provides that the Board has the discretion to determine whether the Fund will purchase Shares from Members from time to time pursuant to written tenders. Because there is no secondary trading market for Shares and transfers of Shares are prohibited without prior approval of the Fund, the Board has determined, after consideration of various matters, that the Offer is in the best interests of Members of the Fund to provide liquidity for Shares as contemplated in the Memorandum. The Board intends to consider the continued desirability of the Fund making an offer to purchase Shares approximately four times each year, but the Fund is not required to make any such offer.

The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of Members who do not tender Shares, absent offsetting new investments by existing and/or new Members. Members who retain their Shares may be subject to increased risks that may possibly result from a reduction in the Fund’s aggregate assets resulting from payment for the Shares tendered. These risks include the potential for greater volatility due to possible decreased diversification. A reduction in the aggregate assets of the Fund may result in Members who do not tender Shares bearing higher costs to the extent that certain expenses borne by the Fund are relatively stable and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional purchases of Shares are made by new and/or existing Members from time to time, although there can be no assurances that such additional purchases will occur.

A Member who tenders all or a portion of his or her Shares prior to holding such Shares for at least 180 consecutive days will be subject to an Early Withdrawal Charge due to the Fund equal to 2.0% of the amount requested to be purchased, to be netted against withdrawal proceeds. In determining whether the repurchase of Shares is subject to an Early Withdrawal Charge, the Fund will repurchase those Shares held the longest first.

2.    Offer to Purchase and Price. The Fund will purchase, upon the terms and subject to the conditions of the Offer, up to the Offer Amount of those outstanding Shares that are properly tendered and not withdrawn (as provided in Section 5 below).

If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately sixty-five (65) days after the tender offer actually expires. The Fund reserves the right to extend, amend or cancel the Offer as described herein. The purchase price of Shares tendered will be their net asset value as of the close of business on the Valuation Date.

As of the close of business on March 1, 2017, there was approximately $10,382,984 and $191,327,727 outstanding in capital of the Fund held in Class A Shares and Class I Shares, respectively.  The Fund’s administrator calculates the Fund’s net asset value monthly based on, among other things, information received from the managers of the Investment Funds in which the Fund invests. Members may obtain this information by contacting the Support Desk of the Investment Adviser at (866) 440-7460, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 8:00 p.m. (Eastern Time). Of course, the value of the Shares tendered by the Members likely will change between the most recent time net asset value was calculated and the Valuation Date.

3.    Amount of Tender. Subject to the limitations set forth below, Members may tender all of their Shares or a portion of their Shares. The Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Shares being tendered.

If the amount of the Shares that are properly tendered pursuant to the Offer and not withdrawn is less than or equal to the Offer Amount, the Fund will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless the Fund elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer. If more than the Offer Amount of Shares is duly tendered to the Fund and not withdrawn before the expiration of the Offer, the Fund will, in its sole discretion, either (a) accept the additional Shares permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (“Exchange Act”); (b) extend the Offer, if necessary, and increase the amount of Shares that the Fund is offering to purchase to an amount it believes sufficient to accommodate the excess Shares tendered as well as any Shares tendered during the extended Offer; or (c) accept Shares tendered on or before the Notice Due Date for payment on a pro rata basis based on the aggregate net asset value of tendered Shares.  At the present time, the Fund is not aware of any intentions of any Fund affiliates, officers or Managers to have their Shares (to the extent that they own any) acquired in this tender offer.

4.   Procedure for Tenders. Members wishing to tender Shares pursuant to the Offer should: (a) mail a completed and executed Letter of Transmittal (the Tender Offer Form will suffice), which is attached hereto, to Global Alternative Investments, c/o BNY Mellon TA Alternative Investment RIC Funds, at 4400 Computer Drive, Westborough, MA 01581, Attention: GAI Corbin Multi-Strategy Fund; (b) email it to BNY Mellon at GAITenderReq@BNYMellon.com, Attention: GAI Corbin Multi-Strategy Fund; or (c) fax it to BNY Mellon at (508) 599-6137, Attention: GAI Corbin Multi-Strategy Fund, so that it is received by 12:00 midnight Eastern Time on April 19, 2017.  Generally, Shares being tendered by Members pursuant to a repurchase offer will need to be tendered by Members at least sixty-five (65) days prior to the applicable Valuation Date.  The Fund recommends that all documents be submitted to the Investment Adviser at the address noted above, by certified mail, return receipt requested, at the email address above or by facsimile transmission. BNY Mellon will mail to a Member who has tendered their Shares: (1) an initial confirmation of receipt of tender notice within five (5) business days of BNY Mellon’s actual receipt of your tender; and (2) a detailed tender acceptance confirmation with payment specific details and event date(s) regarding your tender transaction within five (5) business days after the acceptance of your tender by the Investment Adviser.

If you elected to tender, and have not received your initial receipt of tender confirmation within five (5) business days, please contact the Investment Adviser at (866) 440-7460 to obtain information about the status of your tender request.

Members wishing to confirm receipt of a Letter of Transmittal may contact the Investment Adviser at (866) 440-7460. The method of delivery of any documents is at the election and complete risk of the Member tendering Shares, including, but not limited to, the failure of the Investment Adviser to receive any Letter of Transmittal or other document submitted by email or facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Member, and the Fund’s interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund nor the Investment Adviser nor any of the Managers of the Fund shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

5.  Withdrawal Rights. Until the Notice Due Date, Members have the right to change their minds and withdraw any tenders of their Shares.  Shares withdrawn may be re-tendered, however, provided that such tenders are made before the Notice Due Date by following the tender procedures described in Section 4.  Pursuant to Rule 13e-4 of the Exchange Act, if the Fund has not yet accepted a Member’s tender of Shares on or prior to May 17, 2017 (i.e., the date 40 business days from the commencement of the Offer), a Member will also have the right to withdraw its tender of its Shares after May 17, 2017. To be effective, any notice of withdrawal must be timely received by BNY Mellon at the address, email address or fax number set out on the first page of the Letter of Transmittal.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination will be final and binding.  A tender of Shares properly withdrawn will not thereafter be deemed to be tendered for purposes of the Offer.  To request a form of withdrawal notice, please contact the Fund, the contact information for which can be found in Section 8 below.

6.   Purchases and Payment. For purposes of the Offer, the Fund will be deemed to have accepted Shares that are tendered when it gives written notice to the tendering Member of its election to purchase such Shares. The purchase price of Shares tendered by any Member will be the net asset value thereof as of the close of business on the Valuation Date. If the Fund elects to extend the tender period, the net asset value of tendered Shares will be determined approximately sixty-five (65) days after the tender offer actually expires. The net asset value will be determined after all allocations to accounts of the Members required to be made by the Memorandum have been made.

•
The Fund intends to make an Initial Payment for repurchased Shares as follows: (A) for Members from whom the Fund accepts for repurchase only a portion of their Shares, the Fund intends to pay 100% of the estimated unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares; and (B) for Members from whom the Fund accepts for repurchase all of their Shares, the Fund intends to pay 95% of the estimated unaudited net asset value of the Shares repurchased determined as of the applicable Valuation Date, less any Early Withdrawal Charge relating to such Shares. Payments in connection with tenders generally will be made as of the later of (1) the 45th day after the Valuation Date, or (2) in the sole discretion of the Fund, if the Fund has requested withdrawals of its investment from any Investment Funds in order to fund the repurchase of Shares, within ten Business Days after the Fund has received at least 95% of the aggregate amount so requested to be withdrawn by the Fund from the Investment Funds. The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the estimated unaudited net asset value, the balance of such estimated net asset value. The Fund will pay the Final Payment, which is the balance, if any, of the purchase price based on the audited financial statements of the Fund for the fiscal year in which such repurchase was effective. This amount will be subject to adjustment upon completion of the annual audit of the Fund’s financial statements for the fiscal year in which the repurchase is effected.

•
Although the amounts required to be paid by the Fund will generally be paid in cash, the Fund may under certain limited circumstances pay all or a portion of the amounts due by an in-kind distribution of securities.

The repurchase of Shares is subject to regulatory requirements imposed by the Securities and Exchange Commission (“SEC”).  The Fund’s repurchase procedures are intended to comply with such requirements.  However, in the event that the Board determines that modification of the repurchase procedures described above is required or appropriate, the Board will adopt revised repurchase procedures as necessary to ensure the Fund’s compliance with applicable regulations or as the Board in its sole discretion deems appropriate.  Following the commencement of an offer to repurchase Shares, the Fund may suspend, postpone or terminate such offer in certain circumstances upon the determination of a majority of the Board, including a majority of the Managers that are “not interested” as that term is defined under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Managers”), that such suspension, postponement or termination is advisable for the Fund and its Members, including, without limitation, circumstances as a result of which it is not reasonably practicable for the Fund to dispose of its investments, to determine the value of its net assets, or other unusual circumstances.

Each Member whose Shares (or portion thereof) have been accepted for repurchase will continue to be a Member of the Fund until the Valuation Date (and thereafter if its Shares are repurchased in part) and may exercise its voting rights with respect to the repurchased Shares until the Valuation Date.  Moreover, the account maintained in respect of a Member whose Shares (or portion thereof) have been accepted for repurchase will be adjusted for the net profits or net losses of the Fund through the Valuation Date, and such Member’s account shall not be adjusted for the amount withdrawn, as a result of the repurchase, prior to the Valuation Date.
Upon its acceptance of tendered Shares or portions of Shares for repurchase, the Fund may maintain on its books (1) cash, (2) liquid securities or (3) interests in Investment Funds that the Fund has requested be withdrawn (or any combination of them), in an amount equal to the amount of accepted tendered Shares.  The Fund may establish an escrow to hold funds or otherwise earmark funds (including investments) reasonably determined by the Board to be needed to make both the Initial Payment and, if the Initial Payment is less than 100% of the unaudited net asset value of the Shares tendered and accepted by the Fund, the Final Payment.  The Fund may also seek to borrow amounts necessary to repurchase all or a portion of the tendered Shares.
Payments for repurchased Shares may require the Fund to liquidate portfolio holdings in Investment Funds earlier than Corbin Capital Partners, L.P. (the “Subadviser”) otherwise would liquidate such holdings, potentially resulting in losses (including the payment of early withdrawal fees), a reduction in the Fund’s tax efficiency and an increase in the Fund’s portfolio turnover.  The Fund may, but need not, maintain cash or borrow money to meet repurchase requests.  Such a practice could increase the Fund’s operating expenses and impact the ability of the Fund to achieve its investment objective.
If a repurchase offer is oversubscribed by Members who tender Shares for repurchase (and not increased), the Fund may choose to repurchase only a pro rata portion of the Shares tendered by each Member.  Shares tendered for repurchase will be treated as having been repurchased on a “first in - first out” basis.  Therefore, the portion of Shares repurchased will be deemed to have been taken from the earliest Shares purchased by such Member. Except for the Early Withdrawal Charge and direct costs and expenses, such as wiring fees, the Fund does not presently intend to impose any charges on the repurchase of Shares.
The Fund expects that the purchase price for Shares acquired pursuant to the Offer to Purchase, which will not exceed the Offer Amount (unless the Fund elects to purchase a greater amount), will be derived from: (1) cash on hand; (2) the proceeds of the sale of and/or delivery of securities and portfolio assets held by the Fund; and/or (3) possibly borrowings, as described below. None of the Fund, the Investment Adviser, the Subadviser or any of the officers or Managers of the Fund have determined at this time to borrow funds to purchase Shares in connection with the Offer to Purchase.  However, depending on the dollar amount of Shares tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to seek to borrow money to fund all or a portion of the purchase price.

7.   Certain Conditions of the Offer. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. If the Fund elects to extend the tender period, for the purpose of determining the purchase price for tendered Shares, the net asset value of such Shares will be determined approximately sixty-five (65) days after the tender offer actually expires. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time prior to the earlier to occur of the Valuation Date or when the tendered Shares have been accepted by the Fund, to: (a) cancel the Offer and in the event of such cancellation, not to purchase or pay for any Shares tendered pursuant to the Offer; (b) amend the Offer; or (c) postpone the acceptance of Shares tendered. If the Fund determines to amend the Offer or to postpone the acceptance of Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

Please note that the Fund has the right to cancel, amend or postpone this Offer at any time prior to the earlier to occur of the Valuation Date (as such may be extended if the Notice Due Date is extended) or when the tendered Shares have been accepted by the Fund. The Fund may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Fund would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Fund’s investment objectives and policies in order to purchase Shares tendered pursuant to the Offer; (b) there is, in the Managers’ judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or that otherwise would have a material adverse effect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, (vi) material decrease in the net asset value of the Fund from the net asset value of the Fund as of the commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Fund or its Members if Shares tendered pursuant to the Offer were purchased; or (c) the Independent Managers of the Fund determine that it is not in the best interest of the Fund to purchase Shares pursuant to the Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

8.   Certain Information About the Fund. The Fund is registered under the 1940 Act, as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The principal executive office of the Fund is located at 401 South Tryon Street, MAC D1050-026, Charlotte, NC 28202 and the telephone number is (866) 440-7460. Shares are not traded on any established trading market and are subject to restrictions on transferability pursuant to the Memorandum. The president and principal financial officer of the Fund are Adam Taback and Michael Roman, respectively.  Their address is c/o Wells Fargo Investment Institute, Inc., 401 South Tryon Street, MAC D1050-026, Charlotte, NC 28202 and the telephone number is (866) 440-7460.

None of the Fund’s Managers or officers held any Shares as of March 1, 2017.  As of January 31, 2017, the Investment Adviser held 0.01% of the Fund’s outstanding Class I Shares.

Other than transactions conducted pursuant to the continuous offering of Shares and the previous tender offer for the repurchase of Shares, there have not been any transactions involving Shares in the last 60 days.  The Fund’s previous tender offer for the repurchase of Shares had an expiration date of January 18, 2017.

Except as discussed herein, none of the Fund, the Investment Adviser, the Subadviser, or any of the Managers has any plans or proposals that relate to or would result in: (1) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (2) any purchase, sale or transfer of a material amount of assets of the Fund (other than as the Subadviser determines may be necessary or appropriate to fund all or a portion of the purchase price for Shares acquired pursuant to the Offer to Purchase, or in connection with the ordinary portfolio transactions of the Fund); (3) any material change in the present distribution policy or indebtedness or capitalization of the Fund (although the Fund may decide to borrow amounts necessary to repurchase all or a portion of the tendered Shares); (4) any change in the identity of the Investment Adviser, the Subadviser or the officers or Managers of the Fund or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of members of the Board, or to fill any existing vacancy on the Board or to change any material term of the investment advisory arrangement with the Investment Adviser, subadvisory arrangement with the Subadviser, or employment contract of any executive officer; (5) any other material change in the Fund’s structure or business, including any plans or proposals to make any changes in its investment policies, for which a vote would be required by Section 13 of the 1940 Act; (6) the acquisition by any person of additional Shares (other than the Fund’s intention to accept subscriptions for Shares on the first day of each month and from time to time in the discretion of the Investment Adviser), or the disposition of Shares (other than through periodic purchase offers, including the Offer); or (7) any changes in the Fund’s Limited Liability Company Agreement or other governing instruments or other actions that could impede the acquisition of control of the Fund by any person.

9.   Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Shares by the Fund from Members pursuant to the Offer. Members should consult their own tax advisers for a complete description of the tax consequences to them of a purchase of their Shares by the Fund pursuant to the Offer.

The repurchase or transfer of Shares may result in a taxable gain or loss to the tendering Member. Different tax consequences may apply for tendering and non-tendering Members in connection with a repurchase offer. For example, if a Member does not tender all of his or her Shares, such repurchase may not be treated as an exchange for U.S. federal income tax purposes and may result in deemed distributions to non-tendering Members. On the other hand, Members who tender all of their Shares (including Shares deemed owned by Members under constructive ownership rules) will be treated as having sold their Shares and generally will realize a capital gain or loss. Such gain or loss is measured by the difference between the Member’s amount received and his or her adjusted tax basis of the Shares. For non-corporate Members, gain or loss from the transfer or repurchase of Shares generally will be taxable at a U.S. federal income tax rate dependent upon the length of time the Shares were held. Shares held for a period of one year or less at the time of such repurchase or transfer will, for U.S. federal income tax purposes, generally result in short-term capital gains or losses, and those held for more than one year will generally result in long-term capital gains or losses.

Additionally, any loss realized on a disposition of Shares of the Fund may be disallowed under “wash sale” rules to the extent the Shares disposed of are replaced with other Shares of the Fund within a period of 61 days beginning 30 days before and ending 30 days after the Shares are disposed of, such as pursuant to a dividend reinvestment in Shares of the Fund.  If disallowed, the loss will be reflected in an upward adjustment to the basis of the Shares acquired.

Pursuant to Treasury Regulations directed at tax shelter activity, taxpayers are required to disclose to the Internal Revenue Service certain information on Form 8886 if they participate in a “reportable transaction.”  A transaction may be a “reportable transaction” based upon any of several indicia with respect to a Member, including the recognition of a loss in excess of certain thresholds (for individuals, $2 million in one year or $4 million in any combination of years).  Members should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares.

10.  Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Fund reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer.

The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the SEC, which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting the Investment Adviser at (866) 440-7460 or from the SEC’s website, http://www.sec.gov. For a fee, a copy may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, DC 20549. (For more information about its operation call (202) 551-8090).

Financial Statements

The Fund will prepare, and transmit to Members, an unaudited semi-annual and an audited annual report with financial statements of the Fund and the schedule of investments of the Fund within 60 days after the close of the period for which the report is being made, or as otherwise required by the 1940 Act.  The Fund commenced operations as a registered investment company under the 1940 Act on January 4, 2011 and has a fiscal year end of March 31.  Accordingly, reference is made to the audited annual financial statements of the Fund for the period ended March 31, 2016 (the “2015 Audited Annual Financial Statements”), which were filed with the SEC on Form N-CSR on June 3, 2016 (File number 811-22517).  The 2015 Audited Annual Financial Statements are incorporated by reference in their entirety for the purpose of filing this Schedule TO. The Fund mailed the 2015 Audited Annual Financial Statements to Members on or about May 30, 2016.   Reference is also made to the audited annual financial statements of the Fund for the period ended March 31, 2015 (the “2014 Audited Annual Financial Statements”), which were filed with the SEC on Form N-CSR on June 5, 2015 (File number 811-22517).  The 2014 Audited Annual Financial Statements are incorporated by reference in their entirety for the purpose of filing this Schedule TO. The Fund mailed the 2014 Audited Annual Financial Statements to Members on or about May 30, 2015.   Copies of the Fund’s financial information may be found on the SEC’s website at www.sec.gov or may be obtained free of charge by calling BNY Mellon at (877) 356-9358.
7